Exhibit 3.6

LIMITED LIABILITY COMPANY AGREEMENT

OF

CARDINAL HEALTH 406, LLC

(A Delaware Limited Liability Company)

November 13, 2003

CARDINAL HEALTH 406, LLC

Limited Liability Company Agreement Index

20.	Compensation of the Member	4

21.	Indemnification	4

FUNDAMENTAL CHANGES		4

22.	Additional Members	4

23.	Continuation of the Member	4

24.	Termination of the Member	4

25.	More Than One Member	5

26.	Dissolution	5

	(a) General	5

	(b) Liquidation and Termination	5

27.	Entire Agreement	5

28.	Successors in Interest	6

29.	Severability	6

30.	Cautions	6

31.	Additional Documents	6

32.	No Third Party Benefit	6

33.	Survival	6

34.	Applicable Law	6

APPENDIX – Defined Terms Locator List

ii

CARDINAL HEALTH 406, LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement (this “Agreement”) is entered into effective as of November 13, 2003 by and between Cardinal Health 407, Inc., the sole member of the Company (the “Member”), and Cardinal Health 406, LLC, a Delaware limited liability company (the “Company”). (The foregoing parties to this Agreement are sometimes hereinafter referred to collectively as the “Parties” and separately as a “Party.”)

Background Information

A. The Member has formed the Company as a limited liability company pursuant to the Delaware Limited Liability Company Act, Delaware Code Title 6, Subtitle II, Chapter 18 (the “Delaware Act”) by causing to be filed with the Secretary of State of Delaware a Certificate of Formation (the “Certificate”) for the Company.

B. The Member is and expects to continue to be the only member of the Company.

C. The Parties are entering into this Agreement to serve as a written declaration as to the affairs of the Company and the conduct of the Company’s business.

Statement of Agreement

The Parties acknowledge the accuracy of the Background Information set forth above, and, in consideration of the mutual covenants set forth below, they hereby agree as follows:

ORGANIZATIONAL MATTERS

1. General. The Member hereby continues the Company as a limited liability company under the Delaware Act, in accordance with the terms of this Agreement.

2. Name. The name of the Company shall be “Cardinal Health 406, LLC” or such other name selected by the Member as may be required in order to be acceptable to the Secretary of State of Delaware and of such other states, if any, in which the Company may do business.

3. Purposes. The purposes of the Company shall be to provide healthcare marketing services and to engage in any and all other activities incidental or related to any of the foregoing. Unless hereafter restricted by amendments to this Agreement or the Company’s Certificate, the Company shall have and may exercise all powers and rights which a limited liability company may legally exercise pursuant to the Delaware Act.

4. Organizational Filings

(a) Delaware. As described above, the Member has caused the Certificate of the Company to be filed with the Secretary of State of Delaware, and the Member shall cause the Company to comply with all other applicable requirements of the Delaware Act.

(b) Other States. Prior to the Company’s beginning to conduct business in any jurisdiction other than the State of Delaware, if any, the Member shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company authorized to do business in such jurisdiction.

5. Nature of Entity. As a limited liability company, the Company is a separate and distinct legal entity, with an identity and existence which is independent and separate from the identity and existence of the Member. For federal income tax purposes, however, the business and activities of the Company will, under currently applicable federal income tax law and regulations, elect to be treated as a separate corporation, not as part of the Member. Unless otherwise specifically provided in this Agreement or required by applicable law, the Member shall not be liable for any debts, obligations or liabilities of the Company, whether resulting from the judgment, decree or order of any court or otherwise.

6. Principal Office and Place of Business. The address, principal office and principal place of business of the Company shall be at 7000 Cardinal Place, Dublin, OH 43017, or at such other place as the Member may designate from time to time.

7. Registered Office and Agent. The Company’s agent for service of process in Delaware shall be such person as the Member may designate from time to time by filing appropriate instruments with the Secretary of State of Delaware pursuant to the Delaware Act. The registered office of the Company in Delaware shall be the office of its registered agent in the State of Delaware.

8. Term. The existence of the Company shall continue on a perpetual basis unless the Company is sooner terminated and liquidated and its affairs wound up pursuant to applicable provisions of the Delaware Act and applicable provisions of this Agreement.

FINANCIAL AND ACCOUNTING MATTERS

9. Capital Contributions

(a) Initial Capital Contribution. The Member has contributed to the Company an initial capital contribution of $1,000.00.

(b) Limitations. Except as otherwise specifically provided in this Agreement or required by applicable law, (i) the Member shall not be required to make any further contribution to the capital of the Company to restore any loss of the Company, to discharge any liability of the Company, to eliminate any negative Capital Account or for any other purpose; and (ii) the Member shall not be personally liable for any liabilities of the Company.

(c) Credit to Capital Account. Contributions to the capital of the Company by the Member, as provided in this Agreement, shall be credited to the Capital Account of the Member when received by the Company.

10. Loans. The Member may (but shall not be obligated to) loan funds to the Company for use in the business operations of the Company. Any loan made to the Company by the Member shall be at a commercially reasonable interest rate and on other commercially reasonable terms as shall be determined by the Member, and the Member shall be treated as a general creditor of the Company with respect to such loan.

11. Accounting Methods. The Company shall maintain separate books and records for its business and other activities. The books of the Company shall be kept in a manner consistent with the provisions of Sections 12 and 18 and as otherwise determined to be appropriate based upon consultation with the Company’s accountants.

12. Capital Accounts. A capital account (“Capital Account”) shall be maintained for the Member. The Member’s beginning Capital Account shall be the amount of such Member’s initial contribution to the capital of the Company made as provided in this Agreement. Thereafter, the Member’s Capital Account (a) shall be credited with and increased by (i) such Member’s subsequent contributions of money, if any; (ii) the net fair market value of property, if any, subsequently contributed by such Member; and (iii) income and gain realized by the Company; and (b) shall be debited with and reduced by (i) distributions of money to the Member; (ii) the net fair market value of property, if any, distributed to the Member; and (iii) losses and deductions realized by the Company.

13. Profits and Losses. As described in Section 5, for federal income tax purposes, the business and activities of the Company will be treated as a separate corporation not as part of by the Member. Accordingly, for federal income tax purposes, the Member shall include and report in its own federal income tax returns and appropriate schedules thereto all items of Company income, gain, loss, deduction and credit. The Company and the Member shall report such items for other tax purposes in such manner as may be required by applicable law and regulations.

14. Current Distributions. Except in the case of the winding-up distributions described in Section 15, the Member may cause the Company to make distributions of cash and property of the Company to the Member in such amounts and at such times as the Member, in the Member’s sole discretion, may determine.

15. Distributions Upon Winding-Up. Upon dissolution of the Company and the winding-up of the Company’s affairs in accordance with Section 26(b), the assets of the Company shall, subject to the requirements of applicable Delaware law, be applied and distributed in the following order of priority:

(a) General. To the payment of debts and liabilities of the Company to creditors of the Company (including those to the Member other than liabilities to the Member for distributions), including, without limitation, expenses of winding-up and the establishment of any reserves against liabilities and obligations of the Company which the Member deems appropriate.

(b) The Member. The remaining balance, if any, to the Member.

OPERATIONS

16. Management of the Company

(a) General. The management of the Company shall be vested in the Member.

(b) Officers. From time to time the Member may elect persons as officers of the Company, including, without limitation, an executive officer, a president, a secretary, a treasurer and such vice presidents, assistant secretaries and assistant treasurers as the Member may deem desirable. The officers of the Company need not be Members of the Company. Each officer so elected shall serve in that capacity at the pleasure of the Member, subject to the provisions of any employment or other agreements between such officer and the Company, and may be removed from such office by the Member at any time for any reason, with or without cause. The officers so elected by the Member shall have such powers, duties and responsibilities as may reasonably be assigned to them, from time to time, by the Member.

17. Bank Accounts. All cash receipts and other funds of the Company shall be deposited to one or more bank accounts in the name of the Company at one or more banks or other depositories selected by the Member from time to time. Checks and other withdrawals from such accounts may be signed by the Member or by any one or more other persons who may be selected by the Member from time to time. All funds of the Company shall be used solely for Company purposes and shall not be commingled with funds of the Member or other person.

18. Records and Reports. The Member shall keep or cause to be kept proper books of account for the Company in accordance with Section 11 and in such other manner as the Member and the Company’s accountants determine to be appropriate. The Member shall promptly enter or cause to be entered in the Company’s books a full and accurate record of each transaction made by the Member on behalf of the Company. All books of account, with all other written records and other documents of the Company, shall be maintained at the principal office of the Company or at any other location in Delaware that may be selected by the Member from time to time.

19. Compensation of the Member. Unless set forth in writing by the Member in the books and records of the Company, the Member shall not be entitled to receive compensation for services rendered to the Company as the Member or as an officer of the Company. The Member shall be entitled to reimbursement of reasonable expenses incurred by the Member on behalf of the Company.

20. Reliance on Acts of the Members and Officers. No financial institution or any other person dealing with the Member, any officer of the Company or the Company shall be required to ascertain whether the Member or officer is acting in accordance with this Agreement, but such financial institution or such other person shall be protected in relying solely upon the assurances of, and the execution and delivery of documents by, the Member or officer.

21. Indemnification. The Member and each officer of the Company is hereby indemnified by the Company with respect to the matters described in, to the full extent permitted by and in accordance with the provisions of §18-108 of the Delaware Act. Notwithstanding the foregoing, the Company shall not indemnify any officer with respect to any dispute between such officer and the Company arising out of any agreement between the Company and such officer.

FUNDAMENTAL CHANGES

22. Additional Members. Additional persons may be admitted to the Company as members of the Company (“Additional Members”) if so agreed in writing by the Member in connection with either (a) a direct admission of such Additional Members or (b) a voluntary or involuntary sale or other transfer of all or part of the Member’s interest in the Company and the agreement of the Member and such transferee that such transferee shall become a substituted Additional Member of the Company with respect to the interest so transferred.

23. Continuation of the Member. If, following any voluntary or involuntary transfer of any portion of the Member’s interest in the Company, (a) the Member continues to own any interest in the Company, and (b) the Member has not consented in writing to the admission of the transferee as a substituted Additional Member, such transferee shall constitute an “Assignee” and shall have only such rights as are provided by the Delaware Act in the case of a transferee who is not a member, unless and until the written consent of the Member is obtained to such admission and substitution (which consent may be arbitrarily withheld by the Member).

24. Termination of the Member. If, following any voluntary or involuntary transfer (including, without limitation, any transfer by reason of the insolvency, bankruptcy or dissolution and liquidation of the Member, and being hereinafter referred to as a “Terminating Transfer”), the Member does not continue to own any interest in the Company, the Member shall be treated as having withdrawn from the Company effective as of the time of the Terminating Transfer, and all of the following persons shall automatically and immediately be admitted as substituted Additional Members of the Company:

(a) The person(s) to whom the remaining interests of the Member were transferred in the Terminating Transfer which resulted in the Member’s not continuing to own any interest in the Company.

(b) All person(s), if any, who are Assignees as of the date of Terminating Transfer.

25. More Than One Member. For purposes of this Section 25 and Section 26(a)(ii) only, the term “Members” shall mean and include the Member and any Additional Members. If, as a result of the admission of one or more Additional Members pursuant to the provisions of Section 22, Section 23 and/or Section 24, there are two or more Members of the Company, this Agreement shall terminate effective as of the date after the day upon which such one or more Additional Members were admitted as Additional Members of the Company. Until such time as all of the then Members may enter into an operating agreement as to the affairs of the Company and the conduct of the Company’s business, the provisions of the Delaware Act shall govern the affairs of the Company and the conduct of the Company’s business.

26. Dissolution

(a) General. The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(i) The written election of the Member to dissolve the Company.

(ii) At any time when there are no remaining Members of the Company. (In any other situation where, following the withdrawal of any Member, there is at least one remaining Member, the Company shall not be dissolved, and the business and existence of the Company shall be continued by such remaining Member(s).)

(iii) The entry of a decree of judicial dissolution of the Company under §18-802 of the Delaware Act.

(b) Liquidation and Termination. Upon dissolution of the Company, the Member shall act as liquidator or may appoint any other person to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Member. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the liquidator to minimize any losses resulting from liquidation. The liquidator, as promptly as possible after dissolution and again after final liquidation, shall cause a proper accounting to be made of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable, and shall apply the proceeds of liquidation as provided in Section 15. Upon compliance by the liquidator with the foregoing provisions, the liquidator shall execute and cause to be filed Certificate of Cancellation and any and all other documents necessary with respect to termination and cancellation of the Company under the Delaware Act.

MISCELLANEOUS

27. Entire Agreement. Except as otherwise specifically indicated herein, this document contains the entire agreement of the Parties and supersedes any and all prior understandings, agreements, representations and negotiations between them respecting the subject matters hereof.

28. Successors in Interest. Except as otherwise provided herein, all provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the Company, the Member and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

29. Severability. In the event any provision of this Agreement or any application thereof is held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the other provisions hereof and of any other application of the specific provision involved shall not be affected or impaired in any manner.

30. Cautions. The captions at the beginnings of the sections and paragraphs of this Agreement are not part of the context of this Agreement, but are merely labels to assist in locating those sections and paragraphs, and shall be ignored in construing this Agreement.

31. Additional Documents. The Member shall, and shall cause the Company to, execute, acknowledge or verify and deliver any and all documents from time to time reasonably requested by the Company or the Member to carry out the purposes and intent of this Agreement.

32. No Third Party Benefit. Except as otherwise specifically provided herein, this Agreement is intended for the exclusive benefit of the Company and the Member and their respective successors and permitted assigns, and nothing contained in this Agreement shall be construed as creating any right or benefit in or to any third party.

33. Survival. If any provision of this Agreement establishes, with respect to the Member or the Company, any rights and/or obligations which are to be in effect after the termination or expiration of this Agreement, such provision shall survive the termination or expiration of this Agreement and shall be binding upon all persons affected by such provisions for such period of time as may reasonably be required in order to give fall effect to the intended application of such provision.

34. Applicable Law. The Company has been formed under the laws of the State of Delaware, and all rights, duties and obligations of the Company and of the Member under this Agreement shall be determined in accordance with the laws of said State.

IN WITNESS WHEREOF, this Agreement has been executed and delivered effective as of the date first set forth above.

MEMBER:	COMPANY:

Cardinal Health 407, Inc.	Cardinal Health 406, LLC

/s/ Richard J. Miller	/s/ Richard J. Miller
Richard J. Miller	Richard J. Miller
Executive Vice President – Finance	Executive Vice President – Finance

APPENDIX

Cardinal Health 406, LLC

Defined Terms Locator List

Defined Term	Location
Additional Members	§22
Agreement	Introduction
Assignee	§23
Certificate	§12
Capital Account	Recital A
Company	Introduction
Delaware Act	Recital A
Member	Introduction
Members	§25
Parties	Introduction
Terminating Transfer	§24